UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

RENTECH NITROGEN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35334	45-2714747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2014, Rentech Nitrogen Partners, L.P. (the “Partnership”) replaced its existing revolving credit facility by entering into a new credit agreement (the “Credit Agreement”) by and among the Partnership and Rentech Nitrogen Finance Corporation as borrowers (the “Borrowers”), certain subsidiaries of the Partnership, as guarantors, General Electric Capital Corporation, for itself as agent for the lenders party thereto, the other financial institutions party thereto, and GE Capital Markets, Inc., as sole lead arranger and bookrunner.

The Credit Agreement consists of a $50.0 million senior secured revolving credit facility (the “Credit Facility”). The Partnership expects that the Credit Agreement will be used to fund growth projects, working capital needs, letters of credit and for other general partnership purposes. The Credit Agreement also includes a $10.0 million letter of credit sublimit.

Interest Rates and Fees

Borrowings under the Credit Agreement will bear interest at a rate equal to an applicable margin plus, at the Borrowers’ option, either (a) in the case of base rate borrowings, a rate equal to the highest of (1) the prime rate, (2) the federal funds rate plus 0.5% or (3) LIBOR for an interest period of one month plus 1.00% or (b) in the case of LIBOR borrowings, the offered rate per annum for deposits of dollars for the applicable interest period on the day that is two business days prior to the first day of such interest period. The applicable margin for borrowings under the Credit Agreement is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.

Additionally, the Borrowers will be required to pay a fee to the lenders under the Credit Agreement on the average undrawn available portion of the Credit Facility at a rate equal to 0.50% per annum. The Borrowers will also pay a fee to the lenders under the Credit Agreement at a rate equal to the product of the average daily undrawn face amount of all letters of credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the applicable margin with respect to LIBOR borrowings. The Borrowers are also required to pay customary letter of credit fees on issued letters of credit. In the event the Borrowers reduce or terminate the commitments under the Credit Facility on or prior to the 18-month anniversary of the closing date, the Borrowers shall pay a prepayment fee equal to 1.0% of the amount of the commitment reduction.

Repayments and Prepayments

The Credit Agreement will terminate July 22, 2019. Any amounts still outstanding at that time will be immediately due and payable. The Borrowers may voluntarily prepay their utilization and/or permanently cancel all or part of the available commitments under the Credit Agreement in a minimum amount of $5.0 million (subject to the prepayment fee described above). Amounts repaid may be reborrowed. Borrowings under the Credit Agreement will be subject to mandatory prepayment under certain circumstances, with customary exceptions, from the proceeds of permitted dispositions of assets and from certain insurance and condemnation proceeds.

Guarantees and Security

All of the Partnership’s existing subsidiaries and certain future domestic subsidiaries will guarantee the Credit Agreement. The Credit Agreement and the subsidiary guarantees thereof will be secured by the same collateral securing the Partnership’s 6.50% Second Lien Secured Notes due 2021 (the “Notes”), which includes substantially all the assets of the Partnership and its subsidiaries. After the occurrence and during the continuation of an event of default, proceeds of any collection, sale, foreclosure or other realization upon any collateral will be applied to repay obligations under the Credit Agreement and the subsidiary guarantees thereof to the extent secured by the collateral before any such proceeds are applied to repay obligations under the Notes.

Restrictive Covenants and Other Matters

The Credit Agreement contains a number of customary representations and warranties, affirmative and negative covenants and events of default. The covenants include, among other things, compliance with environmental laws, limitations on the incurrence of indebtedness and liens, the making of investments, the sale of assets and the making of restricted payments. In the event that, on a pro forma basis, less than 30% of the commitment amount is available for borrowing on any distribution date, then in order to make a distribution on such date (a) the Partnership must maintain a first lien leverage ratio no greater than 1.0 to 1 on a pro forma basis and (b) the sum of (i) the undrawn amount under the Credit Facility and (ii) cash maintained by the Partnership and its subsidiaries in collateral deposit accounts must be at least $5 million (after giving effect to the distribution). In addition, before the Partnership can make distributions, there cannot be any default under the Credit Agreement. The Credit Agreement also contains a requirement that the Partnership maintain a first lien leverage ratio not to exceed 1.0 to 1 at the end of each fiscal quarter where less than 30% of the commitment is available for drawing under the Credit Facility or a default has occurred and is continuing.

This Current Report on Form 8-K contains only a summary of certain provisions of the Credit Agreement. The summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the agreement, which is filed hereto as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entering into the Credit Agreement, the Partnership used cash on hand to pay all outstanding fees and expenses under its existing credit facility and terminated that facility. The terminated facility was a five-year $35.0 million revolving credit facility which the Partnership entered into on April 12, 2013 with a syndicate of commercial banks. At the time of termination, no principal balance was outstanding under the existing credit facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of the Exhibit

10.1	Credit Agreement, dated as of July 22, 2014, among Rentech Nitrogen Partners, L.P. and Rentech Nitrogen Finance Corporation, as borrowers, Rentech Nitrogen LLC, Rentech Nitrogen Pasadena Holdings, LLC and Rentech Nitrogen Pasadena, LLC, as subsidiary guarantors, General Electric Capital Corporation, as administrative agent, GE Capital Markets, Inc. as sole lead arranger and bookrunner, and the other lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH NITROGEN PARTNERS, L.P.,
a Delaware limited partnership

	By:	Rentech Nitrogen GP, LLC
	Its:	General Partner

Date: July 25, 2014	By:	/s/ Colin M. Morris
Colin M. Morris
Senior Vice President, General Counsel and Secretary